EXHIBIT 5.1

Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

[Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.]

March 30, 2004

FiberNet Telecom Group, Inc.

570 Lexington Avenue

New York, New York 10022

Ladies and gentlemen:

We have acted as counsel for FiberNet Telecom Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2004 under the Securities Act of 1933, as amended (the “Act”), for registration under the Act of the following shares of the Company’s $.001 par value common stock (the “Common Stock”):

1.	2,908,000 shares issued to a selling stockholder named in the Registration Statement (“Selling Stockholder”) as consideration for the purchase of assets pursuant to an Asset Purchase Agreement dated as of December 31, 2003.

2.	6,080,000 shares issued in a private placement to certain of Selling Stockholders at a price of $1.25 per share pursuant to a Common Stock Purchase Agreement dated as of January 30, 2004.

3.	1,824,000 shares underlying three and one-half year warrants issued in connection with the transaction described in paragraph 2 above. The exercise price of these warrants is $1.75 per share.

4.	320,000 shares issued in a private placement to a Selling Stockholder at a price of $1.25 per share pursuant to a Common Stock Purchase Agreement dated as of January 30, 2004.

5.	96,000 shares underlying three and one-half year warrants issued in connection with the transaction described in paragraph 4 above. The exercise price of these warrants is $1.75 per share.

6.	256,000 shares issued to the placement agent and its affiliates for their fees in connection with the private placements described above in paragraphs 2 and 4.

7.	200,000 shares issued upon settlement of certain outstanding litigation matters pursuant to a Settlement Agreement dated February 12, 2004.

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we advise you that in our opinion:

1.	The 9,764,000 shares of Common Stock issued to certain Selling Stockholders in connection with the transactions described in paragraphs 1, 2, 4, 6 and 7 above were duly authorized and validly issued by the Company, and are fully paid and non-assessable.

2.	Up to 1,920,000 shares of Common Stock issuable upon exercise of the three and one-half year warrants described in paragraphs 3 and 5 above, if and when paid for and issued upon exercise of such warrants in accordance with the terms thereof, will be duly authorized and validly issued by the Company, and will be fully paid and non-assessable.

We are members of the Bar of the State of New York, and the opinions expressed herein are limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. Reference is made to the section of the Registration Statement entitled “Legal Matters” for a description of ownership of the Company’s securities by a member of this firm.

Very truly yours,

MINTZ, LEVIN, COHN, FERRIS,

GLOVSKY AND POPEO, P.C.